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Prospectus Supplement to Prospectus dated October 4, 2000
Registration No. 333-46658 Filed Pursuant to Rule 424(b)(3)

Illinois Superconductor Corporation

Supplement
to
Prospectus Dated October 4, 2000

    This is a Supplement to Illinois Superconductor Corporation's Prospectus, dated October 4, 2000 (the "Prospectus"), with respect to the offer and sale of up to 71,768,868 shares of Common Stock, including preferred stock purchase rights, of Illinois Superconductor Corporation. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSIONER HAS APPROVED OR DISAPPROVED OF THE SHARES OF ILLINOIS SUPERCONDUCTOR CORPORATION COMMON STOCK TO BE ISSUED UNDER THIS SUPPLEMENT AND THE PROSPECTUS OR DETERMINED IF THIS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement is October 27, 2000.

Current Reports on Form 8-K

    1.  On October 20, 2000 the Company filed with the Securities and Exchange Commission an amended Current Report on Form 8-K/A, containing financial statement information for Spectral Solutions, Inc. and pro forma consolidated financial information for the Company.

    A copy of the Company's amended Current Report on Form 8-K/A filed on October 20, 2000 is being provided to you along with this Supplement.

    2.  On October 26, 2000 the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K, reporting on an additional $5 million investment in the Company by Elliott Associates, L.P. and an affiliated investment firm.

    A copy of the Company's Current Report on Form 8-K filed on October 26, 2000 is being provided to you along with this supplement.

    Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned "Where You Can Find More Information."

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Illinois Superconductor Corporation
Supplement to Prospectus Dated October 4, 2000
The date of this Supplement is October 27, 2000.